NEWS RELEASE

For Information Contact:

    For Immediate Release

Liberty All-Star Growth Fund, Inc.

1-800-241-1850

www.all-starfunds.com

Liberty All-Star Growth Fund, Inc. Issues Statement

BOSTON, May 5, 2010 - Liberty All-Star Growth Fund, Inc. (the “Fund”) (NYSE: ASG) commented today on a tender offer described in materials that have been filed with the Securities and Exchange Commission (“SEC”) by Bulldog Investors General Partnership (“BIGP”).  As the Fund has previously announced, it does not believe that BIGP has yet complied with all the requirements of the SEC to publish, send or give stockholders certain information in order to commence and disseminate a tender offer and, therefore, has not yet properly commenced any offer.  The Fund, however, is aware that recently some of its stockholders may have been informed by their brokers or other financial intermediaries about BIGP’s “tender offer” and that those stockholders may have questions.  As a result, the Fund determined to announce that after careful evaluation of the available information about BIGP’s purported tender offer, and assuming that it is in fact a serious tender offer, the Fund has concluded that the offer is not in the best interests of the Fund or its stockholders and represents a coercive attempt to make radical changes to the Fund.

The Fund urges stockholders not to take any steps to tender any shares.

The Fund believes that:

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The terms of the purported tender offer may not benefit stockholders.  The offer price is only for 91% of the Fund’s net asset value (“net asset value”), and may not offer any premium to the Fund’s market price.  The Fund’s current market price is greater than 91% of its NAV.  The terms also include a $50 processing fee for each transmittal letter, which is highly unusual.  Processing costs are usually absorbed by the tender offeror and typically are only a fraction of $50.

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BIGP may not accept all of the tendered shares.  The offer is only for 5 million shares and therefore may not provide an option for stockholders to sell all their shares.  If you want to sell all of your shares, selling in the market may be a far better choice.

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BIGP’s purported tender offer is subject to conditions that may not be met.  BIGP would have to waive at least one condition to its purported tender offer in order to close.

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BIGP would use the purported tender offer to gain working control of the Fund and, we believe, implement strategies that, we believe, are harmful to the Fund and its long-term stockholders.  In materials filed with the SEC, BIGP lists a number of potential options that range from firing the investment adviser to open-ending or liquidating the Fund.  Each option would be both disruptive and expensive to the Fund, and would hinder its ability to continue providing above average relative performance.  None of these extreme options are appropriate in light of your Fund’s performance and multi-manager strategy.

For more details on the above mentioned points please see the Fund’s website – www.all-starfunds.com.

If the Fund determines that BIGP has properly commenced a tender offer, the Fund will send a formal statement containing its Board’s recommendations with respect to the offer and the reasons for such recommendation and other information called for by SEC regulations.  Stockholders should read any recommendation statement when it is available as it will contain important information.  The Fund’s recommendation statement also will be available free of charge at the SEC’s website at http://www.sec.gov and from the Fund.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the Fund, nor is it a solicitation of any proxy.  All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by the Fund with the SEC.  Actual results may differ materially from such forward-looking statements.  The Fund assumes no obligation for updating any such forward-looking statement at any time.